As filed with the Securities and Exchange Commission on March 27, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORASURE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4370966
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

220 East First Street Bethlehem, Pennsylvania	18015
(Address of Principal Executive Offices)	(Zip Code)

INDUCEMENT RESTRICTED SHARE AWARD AGREEMENT
INDUCEMENT RESTRICTED UNIT AWARD AGREEMENT
(Full Title of the Plan)

Carrie Eglinton Manner

President and Chief Executive Officer

OraSure Technologies, Inc.

220 East First Street

Bethlehem, Pennsylvania 18015

(Name and address of agent for service)

(610) 882-1820

(Telephone number, including area code, of agent for service)

with a copy to:

Rachael M. Bushey

Jennifer L. Porter

Goodwin Procter LLP

2929 Arch Street

Suite 1700

Philadelphia, PA 19104

(445) 207-7806

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 for OraSure Technologies, Inc. (the “Registrant”) registers shares of common stock, $0.000001 par value per share (the “Common Stock”) issuable pursuant to the inducement awards, as described below. To induce an individual to accept employment, the Registrant granted the following equity awards to such individual (the “Inducement Awards”) on the dates detailed below:

•	Restricted stock awards with respect to an aggregate of 1,140,762 shares of Common Stock granted to one employee on June 4, 2022;

•	Performance restricted stock unit award with respect to an aggregate 325,932 shares of Common Stock granted to one employee on June 4, 2022; and

•	Restricted stock awards with respect to an aggregate of 181,339 shares of Common Stock granted to two employees on August 8, 2022.

Each Inducement Award was approved by the Registrant’s board of directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the OraSure Technologies, Inc. Stock Award Plan, as amended, and the Registrant’s predecessor plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant, filed or to be filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 3, 2023;

(b)

The Registrant’s Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on February 14, 2023 and on March 16, 2023;

(c)

The description of the Registrant’s Common Stock contained in Exhibit 4.1 the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including any amendment or report filed for the purpose of updating such description; and

(d)

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Delaware law authorizes a corporation to limit or eliminate the personal liability of its directors for monetary damages for breach of a director’s fiduciary duty of care. Delaware law further enables corporations to limit available relief to equitable remedies such as injunction or rescission. Absent the limitations authorized by Delaware law, directors are accountable for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. The Registrant’s Certificate of Incorporation limits the liability of its directors to the fullest extent permitted by Delaware law. Accordingly, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability for breach of the duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for the unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware, or for any transaction in which a director has derived an improper personal benefit.

The Registrant’s Bylaws require it to indemnify to the fullest extent permitted by Delaware law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in our right) by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Indemnification is not, however, permitted under the Bylaws unless the person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful. The Bylaws further provide that the Registrant shall not indemnify any person for any liabilities or expenses incurred by such person in connection with an action, suit or proceeding by or in the right of the Registrant in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant (or such other corporation or organization) unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. The indemnification provided by the Bylaws is not exclusive of any other rights to which those seeking indemnification may be otherwise entitled.

The Registrant’s has entered into indemnification agreements with certain of its directors and officers. The indemnification agreements provide that the Registrant will indemnify these directors and officers against all liabilities and expenses actually and reasonably incurred in connection with any action, suit or proceeding (including an action by or in the right of the Registrant) to which any of them is, was or at any time becomes a party, or is threatened to be made a party, by reason of their status as a director or officer, or by reason of their serving or having served at the request or on behalf of the Registrant as a director, officer, trustee or in any other comparable position of any other enterprise to the fullest extent allowed by law.

The Registrant has also obtained director’s and officer’s liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit Number	Description

4.1	Certificate of Incorporation of OraSure Technologies, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 (No. 333-39210), filed June 14, 2000).

4.2	Certificate of Amendment to Certificate of Incorporation dated May 23, 2000 (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Registration Statement on Form S-4 (No. 333-39210), filed June 14, 2000).

4.3	Bylaws of OraSure Technologies, Inc., as amended and restated as of February 19, 2018 (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017).

4.4	Specimen certificate representing shares of OraSure Technologies, Inc. $.000001 par value Common Stock is incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-4 (No. 333-39210).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page to this Registration Statement).

99.1*	Form of Inducement Restricted Share Award Agreement.

99.2*	Form of Inducement Restricted Unit Award Agreement.

107*	Filing Fee Table.

*	Filed Herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethlehem, Commonwealth of Pennsylvania, on this 27th day of March 2023.

ORASURE TECHNOLOGIES, INC.

By:	/s/ Carrie Eglinton Manner
Name:	Carrie Eglinton Manner
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of OraSure Technologies, Inc., hereby severally constitute and appoint Carrie Eglinton Manner and Kenneth J. McGrath, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in her or him for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date
/s/ Carrie Eglinton Manner	President, Chief Executive Officer and Director (principal executive officer)	March 27, 2023
Carrie Eglinton Manner

/s/ Kenneth J. McGrath	Chief Financial Officer (principal financial officer)	March 27, 2023
Kenneth J. McGrath

/s/ Michele Anthony	Senior Vice President, Controller & Chief Accounting Officer (principal accounting officer)	March 27, 2023
Michele Anthony

/s/ Mara G. Aspinall	Director	March 27, 2023
Mara G. Aspinall

/s/ James A. Datin	Director	March 27, 2023
James A. Datin

/s/ Nancy J. Gagliano, M.D., MBA	Director	March 27, 2023
Nancy J. Gagliano, M.D., MBA

/s/ Lelio Marmora	Director	March 27, 2023
Lelio Marmora

/s/ David J. Shulkin, M.D.	Director	March 27, 2023
David J. Shulkin, M.D.

/s/ Anne C. Whitaker	Director	March 27, 2023
Anne C. Whitaker